Exhibit 4.1

EXHIBIT B

UNSECURED CONVERTIBLE PROMISSORY NOTE

Cdn. $5,000,000	Due: June 16, 2016

ARTICLE 1
PRINCIPAL AND PAYMENT

Section 1.1 Principal Sum and Repayment.  For value received Tribute Pharmaceuticals Canada Inc. (the “Corporation”), a corporation incorporated under the laws of Ontario, having its head office at the address set out in Section 4.2 hereof, shall pay to the order of Nidhi Nijhawan (the “Holder”) the sum of $5,000,000 (the “Principal Sum”) in lawful money of Canada at the office of the Holder at the address set out in Section 4.2 hereof or such other place as the Holder may designate. The Principal Sum and all accrued interest thereon, unless converted into common shares in the capital of the Corporation (the “Common Shares”) in accordance with ARTICLE 3 hereof, shall be payable on June 16, 2016 (the “Maturity Date”).

Section 1.2 Interest.  The Principal Sum outstanding from time to time shall bear interest before maturity, default and judgment, from and including the date hereof to the date of repayment, at the rate of 8% per annum with interest on any and all overdue interest after maturity, default and judgment at the same rate, compounded in the same manner.

ARTICLE 2
INTERPRETATION

Section 2.1 Definitions.

As used herein the following expressions shall have the following meanings:

“Common Shares” has the meaning ascribed to such term in Section 1.1;

“Conversion Notice” has the meaning ascribed to such term in Section 3.3;

“Conversion Rate” has the meaning ascribed to such term in Section 3.1;

“Corporate Reorganization” means, in respect of a corporation, any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise;

"Corporation" has the meaning ascribed to such term in Section 1.1;

“Holder” has the meaning ascribed to such term in Section 1.1;

“Liquidation Event” means: (i) the sale of all or substantially all of the assets or shares of the Corporation; (ii) a liquidation, dissolution or winding-up of the Corporation; (iii) a merger of the Corporation with another entity in which the shareholders of the Corporation do not retain at least 50% of the voting rights of the merged entity; (iv) an initial public offering by the Corporation; and (v) any transaction which results in an exclusive license of all or a substantial portion of the Corporation’s intellectual property to a third party;

“Maturity Date” means June 16, 2016; and

“Principal Sum” has the meaning ascribed to such term in Section 1.1.

Section 2.2 Interpretation.

2.2.1
“This Promissory Note”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Promissory Note and not to any particular Article, Section, Subsection, paragraph, clause, subdivision or other portion hereof.

2.2.2	Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders.

2.2.3
The division of this Promissory Note into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Promissory Note.

2.2.4	References to sums of money herein are to Canadian dollars, unless otherwise specified.

2.2.5	Time is of the essence hereof.

2.2.6	Where the word “including” or “includes” is used in this Promissory Note, it means “including (or includes) without limitation”.

Section 2.3 Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 3
CONVERSION OF PROMISSORY NOTE

Section 3.1 Conversion Rights.

(a)
The Holder shall have the right, at his option, immediately prior to a Liquidation Event (other than a Liquidation Event itemized in subsection (ii) of the definition thereof), to convert all or some of the outstanding Principal Sum and accrued interest thereon into Common Shares at the Conversion Rate by giving a written notice to the Corporation as provided in ARTICLE 4. The “Conversion Rate” means one Common Share for each $1.777 of such amount converted, subject to adjustment, from time to time, in accordance with this ARTICLE 3.

(b)
Holder shall have the right, at his option, to be exercised prior to May 16, 2016,  to convert all or some of the outstanding Principal Sum and accrued interest thereon into Common Shares at the Conversion Rate by giving a written notice to the Corporation as provided in ARTICLE 4.  In the event that Holder does not exercise his conversion rights as aforesaid, the Corporation shall repay the Obligations on the Maturity Date.

Section 3.2 Reclassification of Common Shares.  In the case of any reclassification of the Common Shares at any time outstanding (other than any subdivision or consolidation of Common Shares into a greater or lesser number of Common Shares) or change of the Common Shares into some other shares, in case of a Corporate Reorganization of the Corporation (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into some other shares), all only as permitted hereunder, the Holder shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Common Shares to which he was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which such Holder would have been entitled to receive as a result of such Corporate Reorganization if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which he was theretofore entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this ARTICLE 3 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this ARTICLE 3 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Promissory Note. Any such adjustments shall be made by and set forth in a supplemental agreement hereto approved by the board of directors of the Corporation and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Section 3.3 Manner of Exercise of Right to Convert.  The Holder may exercise his right to convert in accordance with the provisions of Section 3.1 by sending to the Corporation at its principal address a notice (the “Conversion Notice”) exercising his right to convert in accordance with the provisions of this ARTICLE 3. The Holder shall be entitled to be entered in the books of the Corporation as at the date of the Conversion Notice as the holder of the number of Common Shares or other shares, as the case may be, into which the Promissory Note is convertible in accordance with the provisions of this ARTICLE 3 and within 10 business days of the conversion, the Corporation shall deliver to the Holder a certificate or certificates for such Common Shares or other shares, as the case may be.

Section 3.4 Adjustment of Conversion Rate.

3.4.1
The Conversion Rate in effect at any date shall be subject to adjustment from time to time as provided in this Section 3.4, with the proviso that the events giving rise to an adjustment be only as permitted hereunder.

3.4.2
If and whenever the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares; or (iii) issue any Common Shares of the Corporation to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course), the number of Common Shares which may be acquired pursuant to Section 3.1 in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before such subdivision, redivision or dividend bears to the number of Common Shares outstanding after such subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before such reduction, combination, or consolidation bears to the number of Common Shares outstanding after such reduction, combination or consolidation, and the Conversion Rate shall be adjusted accordingly. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for such stock dividend for the purpose of calculating the number of outstanding Common Shares under this Subsection 3.4.2 or Subsection 3.4.4.

3.4.3
In the case of any reclassification (other than a reclassification referred to in Section 3.4.2) of, or other change in, the outstanding Common Shares into which this Promissory Note is convertible other than a subdivision, redivision, reduction, combination or consolidation, the number of Common Shares which may be acquired pursuant to Section 3.1 and the Conversion Rate shall be adjusted in such manner as the board of directors of the Corporation, acting reasonably, determine to be appropriate on a basis consistent with this Section 3.4.

3.4.4
The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in this Section 3.4, deliver a certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by the Corporation’s Chief Executive Officer.

3.4.5
If any question arises with respect to the adjustments provided in this Section 3.4, such question shall be conclusively determined by a firm of chartered accountants (who may not be the Corporation’s auditors) appointed by the Corporation. Such chartered accountants shall have for such purposes access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Holder. All costs in this regard shall be borne by the Corporation in the event the certificate provided pursuant to Section 3.4.4 is determined in accordance with this Section to be materially incorrect but otherwise by the Holder.

3.4.6
In the event that one or more adjustments in the conversion feature of the Common Shares as contemplated in the share attributes of the Common Shares occurs prior to the date of conversion of this Promissory Note, the Holder shall be entitled to the full benefit of any such adjustments following the date hereof upon conversion of this Promissory Note as if the Holder were a holder of Common Shares received upon exercise immediately prior to the time of the first to occur of such adjustments and thereafter, and the number and kind of securities issuable upon conversion of this Promissory Note shall be adjusted accordingly.

Section 3.5 No Requirement to Issue Fractional Shares.  The Corporation shall not issue fractional shares upon conversion but shall issue the next highest whole number of shares otherwise to be issued after all necessary calculations in this ARTICLE 3 have been completed.

Section 3.6 Notice of Special Matters.  The Corporation shall give notice to the Holder, in the manner provided in ARTICLE 4, of its intention to fix a record date for any event mentioned in Section 3.4 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 3.1, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to such applicable record date.

Section 3.7 Share Certificate Legend.   The following legend shall be imprinted on the face of the certificate(s) (or if the face of the certificate has insufficient space, on the back of the certificate(s)  with a reference on the face of the certificate to the legend) to be issued to the Holder upon the exercise of the Holder’s conversion rights set out above:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER 17, 2015.

ARTICLE 4
GENERAL

Section 4.1 Waiver.  No act or omission by the Holder in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Holder with respect to, any subsequent default, whether similar or not. The Corporation waives every defence based upon any or all indulgences that may be granted by the Holder.

Section 4.2 Notices. Any demand, notice or other communication to be given pursuant to or in connection with this Promissory Note shall be in writing and given by delivering, or sending it by telecopier or other similar form of telecommunication, addressed to the recipient as follows:

if to the Holder:

[**]1

Email:                      [**]2

and if to the Corporation:

Tribute Pharmaceuticals Canada Inc.
151 Steeles Avenue East
Milton, ON  L9T 1Y1

Attention:                      [**]3
E-mail:                                [**]4

with a copy to:

DLA Piper (Canada) LLP
100 King Street West, Suite 6000
1 First Canadian Place
Toronto, ON  M5X 1E2

1 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
2 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
3 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
4 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Attention:                      [**]5

E-mail:                                [**]6

or such other address most recently specified by such party by notice given in accordance with this Section 4.2 to the party hereto giving the notice or written communication. Any notice, demand or communication pursuant to or relating to this Promissory Note shall be conclusively deemed to be given and received, if delivered, on the day on which it is delivered to the address of the party to be notified or, if given by telecopier or other similar form of telecommunication, on the next business day following such transmission.

Section 4.3 Invalidity of any Provisions. Any provision of this Promissory Note which is prohibited by the applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof.

Section 4.4 Successors and Assigns, etc. This Promissory Note may not be assigned by the Holder without the prior written consent of the Corporation. This Promissory Note and all its provisions shall enure to the benefit of the Holder, his legal and personal representatives and shall be binding upon the Corporation, its successors and permitted assigns.

Section 4.5 Amendments. This Promissory Note may only be amended by a written agreement signed by the Corporation and the Holder.

Section 4.6 [**]7
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5 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
6 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
7 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

IN WITNESS WHEREOF this Promissory Note has been executed by the Corporation this  16th day of June, 2015.

TRIBUTE PHARMACEUTICALS CANADA INC.

Per:	/s/ Robert Harris
Name: Robert Harris
Title: President